Exhibit 13(f)

FORM OF AMENDMENT NO. 1 TO EXPENSE LIMITATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE EXPENSE LIMITATION AGREEMENT (“Amendment”), is made and entered into as of                     , 2010, by and between the Funds on behalf of each Share Class and each Portfolio of each Fund set forth in the Schedules and, as applicable, BlackRock, BIMC and the Distributor (BlackRock, BIMC and the Distributor, collectively, the “BlackRock Entities”) with respect to those Funds and Portfolios designated in the Agreement, and amends the Agreement dated as of July 1, 2009, between the Funds and the BlackRock Entities. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Agreement.

WHEREAS, the BlackRock Entities and the Funds entered into the Agreement on July 1, 2009;

WHEREAS, the Agreement permits termination of the Agreement by the applicable BlackRock Entity, with respect to any Fund or Portfolio, prior to expiration of the Agreement; and

WHEREAS, the BlackRock Entities and the Funds agree to amend the Agreement to provide that the Agreement may only be terminated prior to expiration with respect to a Fund pursuant to approval by the Fund’s Board or by Fund shareholders and not by a BlackRock Entity.

NOW, THEREFORE, the parties hereto agree to amend and restate Section 3 of the Agreement as follows:

3. TERM AND TERMINATION OF AGREEMENT. This Agreement shall continue in effect with respect to each Fund until the date specified in the Schedules, and from year to year thereafter provided such continuance is agreed to by the applicable BlackRock Entity and specifically approved by a majority of the Directors of the Fund who (i) are not “interested persons” of the Fund or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Directors”). Nevertheless, this Agreement may be terminated prior to expiration by any Fund or Portfolio with respect to such Fund or Portfolio, without payment of any penalty, upon 90 days’ prior written notice to the relevant BlackRock Entity at its principal place of business (or at an earlier date as may be agreed to by both parties); provided that, such action shall be authorized by resolution of a majority of the Non-Interested Directors of such Fund or by a vote of a majority of the outstanding voting securities of such Fund.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

BLACKROCK FUNDS, BLACKROCK FUNDS II, BLACKROCK LARGE CAP SERIES FUNDS, INC., MASTER LARGE CAP SERIES LLC, QUANTITATIVE MASTER SERIES LLC, BLACKROCK SERIES FUND, INC., BLACKROCK BOND FUND, INC., BLACKROCK LIQUIDITY FUNDS, BLACKROCK INDEX FUNDS, INC., BLACKROCK MUNICIPAL SERIES TRUST, EACH ON BEHALF OF ITSELF AND ON BEHALF OF THE PORTFOLIOS DESIGNATED IN THE SCHEDULES ATTACHED HERETO

By:
Name: Anne F. Ackerley Title: President and Chief Executive Officer

BlackRock Focus Growth Fund, Inc., Master Focus Growth LLC, BlackRock Global Dynamic Equity Fund, WCMA Government Securities Fund, WCMA Money Fund, WCMA Tax-Exempt Fund, WCMA Treasury Fund, BlackRock Focus Value Fund, Inc.

By:
Name: Anne F. Ackerley Title: President and Chief Executive Officer

BLACKROCK INVESTMENTS, LLC As distributor of WCMA Government Securities Fund, WCMA Money Fund, WCMA Tax-Exempt Fund and WCMA Treasury Fund

By:
Name: Brian Schmidt Title: Managing Director

BLACKROCK ADVISORS, LLC As investment advisor to the Funds (except BlackRock Liquidity Funds)

By:
Name: Title: Managing Director

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION As investment advisor to BlackRock Liquidity Funds

By:
Name: Simon Mendelson Title: Managing Director